------                                                                                                   ---------------------------
FORM 5                                                                                                          OMB APPROVAL
------                                                                                                   OMB NUMBER:   3235-0362
                                                                                                         Expires: September 30, 1998
                                                                                                         Estimated average burden
/ / Check this box if no          U.S. SECURITIES AND EXCHANGE COMMISSION                                hours per response......1.0
    longer subject to                       WASHINGTON, DC 20549                                         ---------------------------
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Burdette,          R.              Lew                Books-A-Million, Inc. (BAMM)             to Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
Books-A-Million, Inc., 402 Industrial Lane        Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person, (Voluntary)        January 1998       ----        title ---       below)
                 (Street)                                                 -------------------               below)
Birmingham,        Alabama           35211                                5. If Amendment,     President of American Wholesale Book
-------------------------------------------                                  Date of Original      Company, Inc., a wholly-owned
  (City)           (State)           (Zip)                                   (Month/Year)            subsidiary of the Company
                                                                                               -------------------------------------
                                                                          ------------------ 7. Individual or Joint/Group Reporting
                                                                                                (check applicable line)
                                                                                                 X    Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value      (1)          (1)                                          22,905              D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value      (1)          (1)                                             398              I           (2)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value      (1)          (1)                                             398              I           (3)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value      (1)          (1)                                             400              I           (4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value      (1)          (1)                                             723              D
                                                                                             ------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             24,824
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (9-96)
                                                      (Print or Type Responses)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                              ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Incentive                 $5.875      1/30/98      A       50,000           (5)    1/30/04    Common    50,000
Stock Options                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Incentive                 $5.75         (1)       (1)                       (1)    1/24/03    Common    50,000
Stock Options                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Incentive                 $8.00         (1)       (1)                       (1)    1/30/02    Common    27,500
Stock Options                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Incentive                $14.50         (1)       (1)                       (1)    1/27/01    Common    25,000
Stock Options                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Incentive                $10.00         (1)       (1)                       (1)    12/23/99   Common    30,000
Stock Options                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Incentive                 $6.38         (1)       (1)                       (1)    2/24/99    Common    22,000
Stock Options                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Incentive                 $6.50         (1)       (1)                       (1)    9/17/98    Common    19,000
Stock Options                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------
Non-Incentive                    50,000                    D
Stock Options
-------------------------------------------------------------------------------------------------------
Non-Incentive                    50,000                    D
Stock Options
-------------------------------------------------------------------------------------------------------
Non-Incentive                    27,500                    D
Stock Options
-------------------------------------------------------------------------------------------------------
Non-Incentive                    25,000                    D
Stock Options
-------------------------------------------------------------------------------------------------------
Non-Incentive                    30,000                    D
Stock Options
-------------------------------------------------------------------------------------------------------
Non-Incentive                    22,000                    D
Stock Options
-------------------------------------------------------------------------------------------------------
Non-Incentive                    19,000                    D
Stock Options                   -------
-------------------------------------------------------------------------------------------------------
                                223,500                    D
-------------------------------------------------------------------------------------------------------
Explanation of Responses:
1. Previously reported.
2. Lew Burdette as custodian for his daughter Sarah Gabel Burdette.
3. Lew Burdette as custodian for his son Robert Ashford Burdette.
4. Held by spouse.
5. These options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant.

**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.    /s/ R. Lew Burdette             3/17/98
  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).                                                  ------------------------------- -------
                                                                                                     R. LEW BURDETTE           Date


NOTE. FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.                                                   PAGE 2
      IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.                                            SEC 2270 (9-96)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.